Exhibit 16.1

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:

GroGenesis, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of GroGenesis Inc.’s Current Report on Form 8-K dated September 21, 2015, captioned “Changes in Registrant’s Certifying Accountant,” and are in agreement with the statements contained therein, as they relate to our firm.  We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

September 24, 2015